Exhibit 99.1

The Blueshirt Group

Investors Contacts:

Brinlea Johnson

brinlea@blueshirtgroup.com

415-217-7722

Alex Wellins

alex@blueshirtgroup.com

Due Diligence Completed for NetManage’s Acquisition by Rocket Software, Inc.

- Both Parties Agree to Extend Financing Date

Cupertino, Calif., January 22, 2008 — NetManage, Inc. (Nasdaq:NETM), a software company that provides the fastest way to transform legacy applications into new Web-based business solutions, and Rocket Software, Inc. (www.rs.com), a Boston-based privately held corporation (“Rocket”) developer of Enterprise Infrastructure products, today jointly reported that the due diligence has been completed for NetManage’s acquisition by Rocket Software.

Section 5.3(h) of the Agreement and Plan of Merger (the “Agreement”) between NetManage, Inc., (“NetManage”)and Rocket required, as a condition of closing of the acquisition of NetManage by Rocket, that Rocket complete business, technical, legal and financial due diligence on NetManage and its products and to determine whether the results of that investigations were acceptable to Rocket. Accordingly, the closing condition set forth in Section 5.3(h) of the Agreement was effectively waived according to its terms effective as of January 18, 2008.

Pursuant to Sections 5.3(f) and 5.3(g) of the Agreement, Rocket had the right to terminate the Agreement on or prior to January 18, 2008 if (i) it had not received the consent of Wells Fargo Foothill, Inc. (“WFF”) regarding the closing of the transaction or (ii) it had not obtained an agreement for financing from WFF on terms acceptable to Rocket, in its sole discretion. NetManage and Rocket agreed on January 18, 2008 to amend the Agreement to extend the date by which Rocket must terminate the Agreement or waive these conditions to February 8, 2008.

“NetManage has successfully passed Rocket’s due diligence investigation. Following Rocket’s recommendation, discussions have been held with their bankers. In the conversations, NetManage learned that more time will be required to syndicate the financing,” said Zvi Alon, NetManage’s Chief Executive Officer. “The NetManage Board determined that extending the time of the financing contingency will be in the best interest of shareholders and Rocket and NetManage remain committed to closing the contemplated transaction successfully,” he added.

About NetManage

NetManage, Inc. (NASDAQ: NETM), is a software company that provides the fastest way to transform legacy applications into new Web-based business solutions. More than 10,000 customers worldwide, including the majority of the Fortune 500, have chosen NetManage for mission critical application integration. For more information, visit www.netmanage.com.

About Rocket

Rocket Software, Inc. is a global software development firm that builds and services Enterprise Infrastructure products for the world’s leading OEMs, networks and software companies. For more information, visit www.rocketsoftware.com.

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© 2007 NetManage, Inc., its subsidiaries, and its affiliates. All rights reserved.

NetManage, the NetManage logo, the lizard-in-the-box logo, Chameleon and Chameleon design, Incremental SOA, OnWeb, Librados, RUMBA, ONESTEP, ViewNow, SupportNow, Librados, and OnWeb are either trademarks or registered trademarks of NetManage, Inc. in the United States and/or other countries. All other trademarks are the property of their respective owners.

This press release contains, in addition to historical information, forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements including statements regarding improvement in the Company’s competitive position, improvement in financial results and business pipeline, the Company’s positioning in its market, and the progress and benefits of the Company’s execution on its business plan, involve risks and uncertainties. The Company’s actual results could differ materially from the results discussed in the forward-looking statements. The factors that could cause or contribute to such differences include, among others, that competitive pressures continue to increase, that the markets for the Company’s products could grow more slowly than the Company or market analysts believe, that the Company is unable to integrate or take advantage of its acquisitions successfully, or that the Company will not be able to take advantage of growth in the Company’s target markets. Additional information on these and other risk factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K, Quarterly Reports on Forms 10-Q, current reports on Forms 8-K and other documents filed with the Securities and Exchange Commission. Furthermore, NetManage is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

Although Rocket continues to discuss both the consent and an agreement for financing with WFF, there can be no assurance that Rocket will be able to obtain such consent or such an agreement prior to February 8, 2008. Accordingly, there can be no assurance that Rocket will not ultimately elect to terminate the Agreement.